UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

 Form 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 16, 2023

The Eastern Company
(Exact Name of Registrant as Specified in Charter)

Connecticut	001-35383	06-0330020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Enterprise Drive, Suite 408, Shelton, Connecticut 06484

(Address of Principal Executive Offices) (Zip Code)

(203) 729-2255

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	EML	NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On June 16, 2023, The Eastern Company (“the Company”) entered into a Credit Agreement (the “Credit Agreement”) and a related Security Agreement (the “Security Agreement”) and related ancillary agreements with certain Lenders signatory thereto, and TD Bank, N.A., as Administrative Agent. The Credit Agreement provides the Company, as Borrower, with a $90 million five-year senior secured credit facility consisting of a $60 million term loan and a $30 million revolving credit facility. The credit facility can be increased by up to $75 million under certain circumstances and subject to certain conditions.

Amounts outstanding under the credit facility generally bear interest at the prime rate or SOFR plus a specified margin, depending on the type of borrowing being made. The applicable margin is based on the Company’s consolidated ratio of net debt to adjusted EBITDA from time to time. Currently, the Company’s margin is 2.375% for SOFR rate loans.

The term loan portion of the credit facility requires quarterly principal payments of (i) $750,000 beginning on September 30, 2023 through June 30, 2025, (ii) $1,125,000 beginning on September 30, 2025 through June 30, 2027, and (iii) $1,500,000 beginning on September 30, 2027 through March 31, 2028, with the balance of the term loan payable on the maturity date of June 16, 2028. Amounts outstanding under the revolving portion of the credit facility are generally due and payable on the expiration date of the Credit Agreement (June 16, 2028). The Company can elect to prepay some or all the outstanding balance from time to time without penalty.

A commitment fee is payable on the unused portion of the revolving credit facility based on the Company’s consolidated ratio of net debt to adjusted EBITDA from time to time. Currently, the commitment fee is 0.30%.

The Credit Agreement requires the Company to comply with various covenants, including among other things, financial covenants to maintain the following:

a.	A ratio of consolidated net debt to adjusted EBITDA not to exceed 3.50 to 1.
b.	A consolidated fixed charge coverage ratio not less than 1.25 to 1.

The Credit Agreement allows the Company to, among other things, make distributions to shareholders, repurchase its stock, incur other debt or liens, or acquire or dispose of assets provided the Company complies with certain requirements and limitations of the Credit Agreement.

The Company’s obligations under the Credit Agreement are secured by the Security Agreement, which provides for a pledge of substantially all assets of the Company and its subsidiaries.

On June 16, 2023, The Company borrowed approximately $60 million under the term loan and used such funds to repay the approximately $59 million balance outstanding under the Company’s existing credit facility and expenses associated with the new Credit Agreement. See Item 1.02 “Termination of Material Definitive Agreement” below.

The Credit Agreement and the Security Agreement (collectively, the “Agreements”) are provided to give investors information regarding their respective terms, not to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties, and covenants contained in the Agreements were made only for purposes of those Agreements and as of specific dates, were solely for the benefit of the parties to those Agreements and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these Agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

The Company maintains a variety of relationships with several of the lenders that are parties to the Credit Agreement, including comprehensive banking services that involve most of the Company’s treasury receipt and disbursement operations, foreign currency borrowing arrangements, letter of credit and foreign exchange needs.

The above summary of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a complete copy of which is filed herewith as Exhibit 10.1 and is hereby incorporated by reference in response to this Item 1.01.

The above summary of the Security Agreement is qualified in its entirety by reference to the full text of the Security Agreement, a complete copy of which is filed herewith as Exhibit 10.2 and is hereby incorporated by reference in response to this Item 1.01.

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ITEM 1.02 Termination of a Material Definitive Agreement

On June 16, 2023, the Company repaid the approximately $60 million LIBOR note outstanding under its existing August 30, 2019 Credit Agreement with Santander Bank, N.A., for itself, M&T Bank, National Association, and TD Bank, N.A. as lenders (the “Existing Credit Agreement”) and terminated the Existing Credit Agreement and the related Pledge and Security Agreement, dated August 30, 2019 (the “Existing Security Agreement”), with Santander Bank, N.A., as administrative agent. No early termination penalties were incurred by the Company. Additionally, the Company terminated the existing August 30, 2019 Interest Rate Swap Agreement with Santander Bank, N.A. (the “Existing Swap Agreement”) and received approximately $1.6 million.

The Existing Credit Agreement included a $100 million term portion and a $20 million revolving commitment portion. The term portion of the loan required quarterly principal payments of $1.25 million or an 18-month period beginning December 31, 2019. The repayment amount then increased to $1.875 million per quarter beginning September 30, 2021, and was scheduled to continue through June 30, 2023. The repayment amount was then scheduled to increase to $2.5 million per quarter beginning September 30, 2023, and continuing through June 30, 2024. The term loan under the Existing Credit Agreement was a 5-year loan with the remaining balance due on August 30, 2024. The revolving commitment portion of the Existing Credit Agreement had an annual commitment fee of 0.25% based on the unused portion of the revolver. The revolving commitment portion had a maturity date of August 30, 2024. The Company did not have any borrowings under the revolving commitment portion of the facility outstanding immediately prior to termination of the Existing Credit Agreement. The interest rates on the term and revolving credit portion of the Existing Credit Agreement varied based on the LIBOR rate plus a margin spread of 1.25% to 2.25%. The Company’s obligations under the Existing Credit Agreement were secured by a lien on certain of the Company’s and its U.S. subsidiaries’ assets pursuant to the Existing Security Agreement.

The Company’s loan covenants under the Existing Credit Agreement required the Company to maintain a senior net leverage ratio not to exceed 4.25 to 1 and a fixed charge coverage ratio to be not less than 1.25 to 1.

The Existing Swap Agreement had an original notional amount of $50,000,000, which was equal to 50% of the outstanding balance of the term loan on the date of the agreement. Under the Existing Swap Agreement, the Company had a fixed interest rate of 1.44% on the swap contract and paid the difference between the fixed rate and LIBOR when LIBOR was below 1.44% and received interest when the LIBOR rate exceeded 1.44%.

The Company maintains a variety of relationships with several of the lenders that were parties to the Existing Credit Agreement, including comprehensive banking services that involve most of the Company’s treasury receipt and disbursement operations, foreign currency borrowing arrangements, letter of credit and foreign exchange needs.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 ”Entry into a Material Definitive Agreement” above. The descriptions of the Credit Agreement and the Security Agreement set forth under Item 1.01 above are hereby incorporated by reference in their entirety in response to this Item 2.03.

ITEM 8.01 Other Events

On June 20, 2023, the Company issued a press release announcing entry into the new credit facility. A copy of the press release is filed herewith as Exhibit 99.1, which is incorporated herein by reference.

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ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.1	Credit Agreement, dated as of June 16, 2023 among The Eastern Company as Borrower, the Lenders signatory thereto and TD Bank, N.A., as Administrative Agent.

Exhibit 10.2	Security Agreement, dated as of June 16, 2023 among The Eastern Company as Borrower, the Lenders signatory thereto and TD Bank, N.A, as Administrative Agent.

Exhibit 99.1	Company Press Release dated June 20, 2023.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, The Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The Eastern Company

Date: June 20, 2023	/s/Nicholas Vlahos
Nicholas Vlahos Chief Financial Officer

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